                                  EXHIBIT 11
                                  ----------

COMPUTATION OF PER SHARE EARNINGS

                                       Year Ended December 31,
                                     1995       1994        1993
- ---------------------------------------------------------------------------
(Amounts in thousands, except per share data)

PRIMARY
  Average shares
    outstanding                     14,738     11,050      10,998
  Net effect of
    dilutive stock
    options-based on
    the treasury stock
    method using average
    market price                        93         78         155
                                   -------    -------     -------
    TOTAL                           14,831     11,128      11,153
                                   =======    =======     =======

Income before cumulative
   effect of accounting
   change                          $ 1,935    $ 2,053     $ 3,890
                                   =======    =======     =======
Per share amount                   $  0.13    $  0.18     $  0.35
                                   =======    =======     =======
Cumulative effect of
  accounting change                                       $(1,400)
                                                          =======
Per share amount                                          $ (0.13)
                                                          =======

Net income                         $ 1,935    $ 2,053     $ 2,490
                                   =======    =======     =======

Per share amount                   $  0.13    $  0.18     $  0.22
                                   =======    =======     =======

                                       Year Ended December 31,
                                     1995      1994         1993
- ---------------------------------------------------------------------------
FULLY DILUTED*
Average shares
  outstanding                       14,738     11,050      10,998
Net effect of
  dilutive stock
  options-based on
  the treasury stock
  method using period-
  end market price,
  if greater than
  average market price                 199         84         161
                                   -------    -------     -------
  TOTAL                             14,937     11,134      11,159
                                   =======    =======     =======

Income before cumulative
  effect of accounting
  change                           $ 1,935    $ 2,053     $ 3,890
                                   =======    =======     =======
Per share amount                   $  0.13    $  0.18     $  0.35
                                   =======    =======     =======
Cumulative effect of
  accounting change                                       $(1,400)
                                                          =======
Per share amount                                          $ (0.13)
                                                          =======

Net income                         $ 1,935    $ 2,053     $ 2,490
                                   =======    =======     =======

Per share amount                   $  0.13    $  0.18     $  0.22
                                   =======    =======     =======

*  This information is presented for informational purposes.